EXHIBIT 10.7

July 30, 2019

Andrew Vesey
3305 North Albermarle Street
Arlington, VA 22207

Dear Andy,

On behalf of Pacific Gas and Electric Company, I am pleased to offer you the position of Chief Executive Officer and President of Pacific Gas and Electric Company (the Company), reporting to the Company’s Board of Directors. This offer is subject to your election as an officer by our Board of Directors, approval of your compensation by the independent members of the Company’s Board, and approval of certain elements of your compensation by the Bankruptcy Court.

Your total annual compensation package will consist of the following:

1.An annual base salary of $1,000,000 ($83,333/month) subject to ordinary withholdings. Since your employment will begin mid-year, your 2019 base salary will be pro-rated to reflect the portion of the year during which you are an employee.

2.A one-time sign on bonus of $1,000,000, subject to supplemental withholdings and Bankruptcy Court approval. Should you decide to resign from the Company within two years of your start date, you will repay the Company this sign on bonus in full.

3.Participation in the company's Key Employee Incentive Plan (KEIP), subject to Bankruptcy Court approval of the KEIP, with an annualized target value of $2,000,000 for 2019. Since your employment will begin mid-year, your 2019 target award will be pro-rated to reflect the portion of the year during which you are an employee. The KEIP is an at-risk component of pay that rewards employees annually and is tied to company performance—thus, KEIP awards are not guaranteed. The Compensation Committee of the PG&E Corporation Board of Directors retains full discretion to determine and award KEIP payments to KEIP participants, including the right to eliminate awards even if the KEIP-relevant Company performance is achieved.

4.Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 8% of your salary at 75 cents on each dollar contributed. All RSP contributions are subject to the applicable legal limits.

5.Conditioned upon meeting plan requirements, eligibility for retirement benefits under the Company’s retirement (cash balance pension), post-retirement life insurance and retiree medical plans.

6.Participation in the PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP), a non-qualified deferred compensation plan. Each time you receive a base salary, Short-Term Incentive Plan (STIP) payment (no STIP payments will be made during the pendency of the Company’s Chapter 11 case), or KEIP payment, an amount equal to 7% of the payment will be credited to your DC-ESRP account. You will be 100% vested in your account upon completing three years of service. Your account balance will accrue earnings/losses based on your choice of investment funds and will be distributed, based on your election, in one to ten installments commencing seven months following termination of your employment. These amounts are considered corporate assets.

7.Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis when such deferrals are offered. During the pendency of the Company’s Chapter 11 filing, employee deferrals have been suspended. The SRSP also provides you with any matching contributions that could not be provided through the RSP due to legal limits. These amounts are considered corporate assets.

8.An annual vacation allotment of four weeks, subject to future increases based on length of service. For your first year, the vacation allotment will be prorated based on your date of hire. In addition, Pacific Gas and Electric Company recognizes ten paid company holidays annually and provides three floating holidays immediately upon hire. Sick time accrues annually upon hire at eight hours a month with a maximum of 96 hours.

9.An annual perquisite allowance of $25,000, subject to ordinary withholdings. Since your start date is effective after June 30th, you will receive a $12,500 perquisite for 2019.

10.Participation in the Company’s health benefits program, which permits you to select coverage tailored to your personal needs and circumstances. Information and instructions on how to enroll in health plan benefits will be provided to you within your first ten days of employment. The benefits options you choose will be effective on your date of hire. You have 31 days from your start date to make health and welfare benefit choices that best fit your needs, as long as you enroll before the deadline.

11.Participation in the Employee Discount program after six months of continuous service following your date of hire. The program offers participants a 25% discount on electricity and gas rates for their primary residence. To receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

12.Our employment offer also includes a comprehensive relocation package. The Officer Relocation Guide outlining the relocation benefit will be provided to you. Altair, our relocation management company, will be contacting you within the next few weeks to provide the details of the program and to work with you through the entire relocation process.

13.In the event that you purchase a principal residence in the San Francisco Bay area and obtain a mortgage within the first 12 months from your date of hire, we will provide you with an annual payment of $50,000 the 1st year, $50,000 the 2nd year and $50,000 the 3rd year to help transition to higher housing costs. The initial payment will coincide with the first mortgage payment. The subsidy is considered income and will be subject to all applicable withholding taxes. The taxes are your responsibility.

You will be an employee at will, meaning the Company can terminate your employment at will (i.e. the Company can terminate your employment at any time, with or without cause and with or without notice). In the event you are terminated without cause, you will be eligible for benefits under the PG&E Corporation Officer Severance Policy. In addition, any severance payments to be made during the pendency of the Company’s Chapter 11 case will be subject to the provisions of the United States Bankruptcy Code.

The offer is contingent on your passing comprehensive background verification and a standard drug analysis test. We will also verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you joining our executive team.

Sincerely,

Dinyar Mistry
Senior Vice President, Human Resources, Shared Services and Chief Diversity Officer
Pacific Gas and Electric Company

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original and returning it to Executive Recruiting. It is important to note that you will be an employee-at-will. This means that either you or Pacific Gas and Electric Company may end your employment at any time, with or without cause, and with or without notice.

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Signature Date